Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports Second Quarter 2024 Results; Reaffirms 2024 Outlook

Second Quarter Sales of $563.2 Million vs. $577.2 Million in Prior Year Quarter

Second Quarter Diluted EPS of $1.25 vs. $1.15 in Prior Year Quarter

Adjusted EPS of $1.36 vs. $1.26 in Prior Year Quarter

PITTSBURGH, August 8, 2024 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the second quarter of 2024 of $26.8 million, or $1.25 per diluted share, compared to $24.5 million, or $1.15 per diluted share, in the prior year quarter. The financial results in the current year quarter reflect the acquisition of Brown Wood Preserving Company (Brown Wood), which closed on April 1, 2024.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $29.2 million and $1.36 per share for the second quarter of 2024, compared to $26.9 million and $1.26 per share in the prior year quarter.

Consolidated sales of $563.2 million decreased by $14.0 million, or 2.4 percent, compared with $577.2 million in the prior year quarter. Excluding a $0.7 million unfavorable impact from foreign currency changes, sales decreased by $13.3 million, or 2.3 percent.

The Railroad and Utility Products and Services (RUPS) business generated record-quarter sales, but profitability remained flat, as higher costs and a decline in the crosstie recovery business offset top-line increases and improved plant utilization.

The Performance Chemicals (PC) segment saw a slight decline in sales, as sales to Brown Wood are now considered affiliate sales, along with pricing decreases, while profitability benefited from lower costs, some of which related to the timing of copper hedging.

The Carbon Materials and Chemicals (CMC) segment experienced ongoing softness in demand, with sales and profitability significantly impacted by lower prices and reduced volumes for carbon pitch globally.

Chief Executive Officer Leroy Ball said, “All three business segments showed significant sequential improvement in the second quarter, pushing consolidated results to new heights. Performance Chemicals delivered the most improvement, as demand for our residential wood-treatment preservatives continued to be resilient despite unfavorable industry trends. In addition, cost reduction measures across the board helped to offset current market conditions and keep us on track for a strong 2024.”

Second Quarter Financial Performance

•
RUPS delivered record sales for the quarter of $253.9 million, an increase of $19.5 million, or 8.3 percent, compared to $234.4 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.3 million, sales increased by $19.8 million, or 8.4 percent, from the prior year quarter. The sales growth was largely due to $12.7 million of pricing increases across multiple markets, particularly for crossties, and $9.4 million of volume increases for crossties and utility poles, partly offset by lower activity in the crosstie recovery business. Adjusted EBITDA for the second quarter of 2024 was $22.4 million, or 8.8 percent, compared with $22.3 million, or 9.5 percent, in the prior year quarter. Profitability was flat year over year as sales price increases, $3.9 million from improved plant utilization, and higher volumes for crossties and utility poles were offset by $13.8 million of higher raw material, operating and selling, general and administrative expenses, and lower activity in the crosstie recovery business.
•
PC generated second quarter sales of $176.9 million, a decrease of $4.0 million, or 2.2 percent, compared to sales of $180.9 million in the prior year quarter. The reduction in sales was primarily driven by $3.5 million of lower volumes in the Americas, primarily as a result of sales to Brown Wood now being affiliated sales, and pricing decreases globally, partly offset by higher volumes in Australasia. Adjusted EBITDA for the second quarter of 2024 was $44.3 million, or 25.0 percent, compared with $32.3 million, or 17.9 percent, in the prior year quarter. Profitability increased as a result of lower raw material costs more than offsetting lower sales prices and volumes. The reduced costs were favorably impacted by timing, including net gains realized from the company’s copper hedging program, net of higher copper costs recognized to date in cost of goods sold.
•
CMC reported second quarter sales of $132.4 million, a decrease by $29.5 million, or 18.2 percent, compared to sales of $161.9 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $0.3 million, sales decreased by $29.2 million, or 18.0 percent, from the prior year quarter. The sales decline was driven by reduced demand, especially in Europe where sales were down $22.0 million on equal parts pricing and volumes, primarily in carbon pitch markets. Globally, prices were down by $25.3 million. The decreases were partly offset by volume increases for phthalic anhydride and carbon black feedstock. Adjusted EBITDA for the second quarter of 2024 was $10.8 million, or 8.2 percent, compared with $15.7 million, or 9.7 percent, in the prior year quarter. Profitability was lower due to price decreases globally and volume decreases in Europe, partly offset by a $16.3 million reduction in raw material costs, particularly in Europe, and higher volumes of phthalic anhydride.
•
Capital expenditures for the six months ended June 30, 2024, were $43.4 million, compared with $62.6 million for the prior year period. Net of insurance proceeds and cash provided from asset sales, capital expenditures were $41.8 million for the current year period, compared with $60.6 million for the prior year period.

2024 Outlook

Koppers continues to expand and optimize its business and make further progress on the company's strategic pillars toward its long-term financial goals. After considering global economic conditions, as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2024 sales of approximately $2.15 billion, consistent with sales of $2.15 billion in 2023. As a result, adjusted EBITDA is anticipated to be approximately $265 million to $280 million in 2024, including the acquisition of Brown Wood which closed on April 1, 2024, compared with $256.4 million in 2023.

The effective tax rate for adjusted net income attributable to Koppers in 2024 is projected to be approximately 28 percent, slightly above the adjusted tax rate in 2023. Accordingly, 2024 adjusted EPS is forecasted to be in the range of $4.10 to $4.60 per share, compared with $4.36 per share in 2023.

Koppers continues to expect operating cash flows of approximately $150 million in 2024, excluding any impact from pension termination. The company is pursuing a termination of its U.S. qualified pension plan and is targeting this effort for completion in the first quarter 2025. An estimated $25 million of funding will be required when this is completed, which will impact operating cash flow in 2025.

Koppers continues to anticipate capital expenditures of approximately $80 million to $85 million in 2024, including capitalized interest, with approximately $22 million to $27 million allocated to discretionary projects.

Commenting on the forecast, Mr. Ball said, “With second quarter results on par with our expectations, I feel confident in reaffirming our full-year guidance as previously communicated. Although 2024 has been challenging across most of our business lines, our global team has done a great job of managing the controllables, providing a clear line of sight to another year of top performance. Delivering as we have amid some tough near-term dynamics gives me confidence that as markets improve, we will be poised to further capitalize on future growth opportunities.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter. Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10184855. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration. The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, using replay access code 2850381. The recording will be available for replay through November 8, 2024.

###

About Koppers

Koppers (NYSE: KOP) is an integrated global provider of essential treated wood products, wood preservation technologies and carbon compounds. Our team of 2,200 employees create, protect and preserve key elements of our global infrastructure – including railroad crossties, utility poles, outdoor wooden structures, and production feedstocks for steel, aluminum and construction materials, among others – applying decades of industry-leading expertise while constantly innovating to anticipate the needs of tomorrow. Together we are providing safe and sustainable solutions to enable rail transportation, keep power flowing, and create spaces of enjoyment for people everywhere. Protecting What Matters, Preserving The Future. Learn more at Koppers.com.

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Julia Millman at MillmanJR@koppers.com or 412-227-2114. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Koppers believes that adjusted EBITDA, adjusted net income attributable to Koppers, and adjusted earnings per share provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance. In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans and for certain performance share units granted to management.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure. Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release: Unaudited Reconciliation of Net Income to Adjusted EBITDA and Unaudited Reconciliations of Net Income Attributable to Koppers to Adjusted Net Income Attributable to Koppers and Diluted Earnings Per Share and Adjusted Earnings Per Share.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; unexpected business disruptions; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; capital market conditions, including interest rates, borrowing costs and foreign currency rate fluctuations; availability and fluctuations in the prices of key raw materials; disruptions and inefficiencies in the supply chain; economic, political and environmental conditions in international markets; changes in laws; the impact of environmental laws and regulations; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$563.2	$577.2	$1,060.8	$1,090.6
Cost of sales	441.6	464.7	843.0	874.0
Depreciation and amortization	18.2	14.4	34.3	28.4
Selling, general and administrative expenses	45.9	43.7	91.4	85.3
(Gain) on sale of assets	0.0	0.0	0.0	(1.8)
Operating profit	57.5	54.4	92.1	104.7
Other income, net	0.1	0.2	0.0	0.0
Interest expense	20.6	20.3	37.7	34.3
Income before income taxes	37.0	34.3	54.4	70.4
Income tax provision	10.2	9.9	14.6	19.8
Net income	26.8	24.4	39.8	50.6
Net income (loss) attributable to noncontrolling interests	0.0	(0.1)	0.0	0.6
Net income attributable to Koppers	$26.8	$24.5	$39.8	$50.0
Earnings per common share attributable to Koppers common shareholders:
Basic	$1.29	$1.17	$1.90	$2.40
Diluted	$1.25	$1.15	$1.83	$2.34
Weighted average shares outstanding (in thousands):
Basic	20,901	20,843	20,983	20,842
Diluted	21,559	21,351	21,709	21,366

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$48.9	$66.5
Accounts receivable, net of allowance of $6.9 and $6.5	224.1	202.4
Inventories, net	402.3	395.7
Derivative contracts	16.0	7.1
Other current assets	30.1	27.3
Total current assets	721.4	699.0
Property, plant and equipment, net of accumulated depreciation of $493.0 and $473.2	671.3	631.7
Goodwill	319.0	294.4
Intangible assets, net	127.2	102.2
Operating lease right-of-use assets	89.0	90.5
Deferred tax assets	9.4	10.4
Other assets	10.7	7.3
Total assets	$1,948.0	$1,835.5
Liabilities
Accounts payable	$184.0	$202.9
Accrued liabilities	72.1	95.1
Current operating lease liabilities	23.8	22.9
Current maturities of long-term debt	5.0	5.0
Total current liabilities	284.9	325.9
Long-term debt	986.7	835.4
Operating lease liabilities	65.2	67.4
Accrued postretirement benefits	27.6	31.6
Deferred tax liabilities	28.9	25.9
Other long-term liabilities	41.4	46.3
Total liabilities	1,434.7	1,332.5
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 25,695,602 and 25,163,238 shares issued	0.3	0.3
Additional paid-in capital	306.1	291.1
Retained earnings	480.7	444.0
Accumulated other comprehensive loss	(91.1)	(88.8)
Treasury stock, at cost, 5,176,306 and 4,302,996 shares	(186.8)	(147.7)
Total Koppers shareholders’ equity	509.2	498.9
Noncontrolling interests	4.1	4.1
Total equity	513.3	503.0
Total liabilities and equity	$1,948.0	$1,835.5

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Six Months Ended June 30,
	2024	2023
Cash provided by (used in) operating activities:
Net income	$39.8	$50.6
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	34.3	28.4
Stock-based compensation	10.9	7.8
Change in derivative contracts	(3.0)	0.0
Non-cash interest expense	1.6	3.3
(Gain) on sale of assets	(0.1)	(1.8)
Insurance proceeds	(1.0)	(0.1)
Deferred income taxes	0.5	0.9
Change in other liabilities	(5.6)	(0.9)
Other - net	0.8	0.7
Changes in working capital:
Accounts receivable	(20.7)	(41.8)
Inventories	3.1	(17.2)
Accounts payable	(17.1)	(7.5)
Accrued liabilities	(25.0)	(18.7)
Other working capital	(3.6)	(5.8)
Net cash provided by (used in) operating activities	14.9	(2.1)
Cash (used in) provided by investing activities:
Capital expenditures	(43.4)	(62.6)
Insurance proceeds received	1.0	0.1
Acquisitions	(99.8)	0.0
Cash provided by sale of assets	0.6	1.9
Net cash (used in) investing activities	(141.6)	(60.6)
Cash provided by (used in) financing activities:
Borrowings of credit facility	475.7	764.3
Repayments of credit facility	(421.9)	(561.2)
Borrowings of long-term debt	100.0	388.0
Repayments of long-term debt	(3.2)	(501.0)
Issuances of Common Stock	4.1	1.8
Repurchases of Common Stock	(39.1)	(5.9)
Payment of debt issuance costs	(0.9)	(4.9)
Dividends paid	(3.1)	(2.5)
Net cash provided by financing activities	111.6	78.6
Effect of exchange rate changes on cash	(2.5)	(1.0)
Net (decrease) increase in cash and cash equivalents	(17.6)	14.9
Cash and cash equivalents at beginning of period	66.5	33.3
Cash and cash equivalents at end of period	$48.9	$48.2

UNAUDITED SEGMENT INFORMATION

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales:
Railroad and Utility Products and Services	$253.9	$234.4	$479.0	$447.5
Performance Chemicals	176.9	180.9	327.0	327.8
Carbon Materials and Chemicals	132.4	161.9	254.8	315.3
Total	$563.2	$577.2	$1,060.8	$1,090.6
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$22.4	$22.3	$40.1	$38.1
Performance Chemicals	44.3	32.3	74.1	58.6
Carbon Materials and Chemicals	10.8	15.7	14.8	35.1
Total	$77.5	$70.3	$129.0	$131.8
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	8.8%	9.5%	8.4%	8.5%
Performance Chemicals	25.0%	17.9%	22.7%	17.9%
Carbon Materials and Chemicals	8.2%	9.7%	5.8%	11.1%

(1)
The table below describes the adjustments to arrive at adjusted EBITDA.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income	$26.8	$24.4	$39.8	$50.6
Interest expense	20.6	20.3	37.7	34.3
Depreciation and amortization	18.2	14.4	34.3	28.4
Income tax provision	10.2	9.9	14.6	19.8
Sub-total	75.8	69.0	126.4	133.1
Adjustments to arrive at adjusted EBITDA:
LIFO expense(1)	1.5	0.2	4.1	0.4
Impairment, restructuring and plant closure costs	0.0	0.0	0.0	0.1
(Gain) on sale of assets	0.0	0.0	0.0	(1.8)
Mark-to-market commodity hedging (gains) losses	(1.3)	1.1	(3.0)	0.0
Acquisition inventory step-up amortization	1.5	0.0	1.5	0.0
Total adjustments	1.7	1.3	2.6	(1.3)
Adjusted EBITDA	$77.5	$70.3	$129.0	$131.8

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.

UNAUDITED RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO KOPPERS TO

ADJUSTED NET INCOME ATTRIBUTABLE TO KOPPERS AND

DILUTED EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(Dollars in millions, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to Koppers	$26.8	$24.5	$39.8	$50.0
Adjustments to arrive at adjusted net income:
LIFO expense(1)	1.5	0.2	4.1	0.4
Impairment, restructuring and plant closure costs	1.5	0.0	1.5	0.1
(Gain) on sale of assets	0.0	0.0	0.0	(1.8)
Mark-to-market commodity hedging (gains) losses	(1.3)	1.1	(3.0)	0.0
Acquisition inventory step-up amortization	1.5	0.0	1.5	0.0
Write-off of debt issuance costs	0.0	2.0	0.0	2.0
Total adjustments	3.2	3.3	4.1	0.7
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	(0.8)	(0.8)	(1.1)	(0.6)
Deferred tax adjustments	0.0	0.0	0.0	0.2
Noncontrolling interest	0.0	(0.1)	0.0	0.6
Effect on adjusted net income	2.4	2.4	3.0	0.9
Adjusted net income attributable to Koppers	$29.2	$26.9	$42.8	$50.9
Diluted weighted average common shares outstanding (in thousands)	21,559	21,351	21,709	21,366
Diluted earnings per share	$1.25	$1.15	$1.83	$2.34
Adjusted earnings per share	$1.36	$1.26	$1.97	$2.38

(1)
The LIFO expense adjustment removes the entire impact of LIFO and effectively reflects the results as if we were on a FIFO inventory basis.